EXHIBIT 10.2

SIXTH AMENDMENT TO CREDIT AGREEMENT

        THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 12, 2002 (the “Sixth Amendment Effective Date”), is by and among Clarion Technologies, Inc., a Delaware corporation (the “Company”), its Subsidiaries, (the Company and the Subsidiaries are referred to jointly herein as the “Loan Parties”, and individually from time to time as a “Loan Party”), the Banks set forth on the signature page(s) hereof (the “Banks”), and LaSalle Bank National Association, as Agent for the Banks (in such capacity the “Agent”).

RECITALS

        A.         The Loan Parties and certain other subsidiaries now consolidated into the Company (the “Former Subsidiaries”), the Agent and the Banks are parties to a Credit Agreement dated as of February 29, 2000 (as now and hereafter amended, the “Credit Agreement”), pursuant to which the Banks agreed, subject to the terms and conditions thereof, to extend credit to the Loan Parties. The Loan Parties and the Former Subsidiaries, William Blair Mezzanine Capital Fund III, L.P. (“William Blair”) and the Agent are parties to a Subordination Agreement dated as of July 21, 2000 (as from time to time amended the “Blair Subordination Agreement”), pursuant to which the parties agreed to the subordination of certain indebtedness of the Loan Parties to William Blair (collectively the “Blair Subordinated Debt”) to the indebtedness of the Loan Parties to the Banks.

        B.         The Credit Agreement was amended by a First Amendment to Credit Agreement dated as of June 20, 2000 (the “First Amendment”), by a Second Amendment to Credit Agreement dated as of July 21, 2000 (the “Second Amendment”), by a Third Amendment to Credit Agreement dated as of April 17, 2001 (the “Third Amendment”), by a Consent and Fourth Amendment to Credit Agreement dated as of December 6, 2001 (the “Fourth Amendment”), and by a Fifth Amendment to Credit Agreement dated as of April 26, 2002 (the “Fifth Amendment”) (collectively herein the “Amendments”), in each case among the Loan Parties and the Former Subsidiaries, the Banks and the Agent, pursuant to which, in each case, the parties agreed to modify certain terms and conditions of the extension of credit to the Loan Parties.

        C.         Subsequent to December 31, 2000, the Representative informed the Agent and the Banks that the Loan Parties were in violation of certain covenants set forth in the Credit Agreement and that as a result Events of Default had occurred under the Credit Agreement. Such Events of Default resulted from the Company’s violation of the following provisions of the Credit Agreement: (i) the covenant contained in Section 10.6.1 as of December 30, 2000; (ii) the covenant contained in Section 10.6.2 as of December 30, 2000; (iii) the covenant contained in Section 10.6.3 as of December 30, 2000; (iv) the covenant contained in Section 10.6.4 as of December 30, 2000; (v) the covenant contained in Section 10.6.5 as of December 30, 2000; (vi) the covenant contained in Section 10.6.6 as of December 30, 2000, (vii) certain of the reporting covenants contained in Sections 10.1.1-10.1.9, as of the April 17, 2001, (viii) Section 12.1.2 of the Credit Agreement requiring the Loan Parties to pay certain Debt, (ix) Section 10.25 of the Credit Agreement requiring the Loan Parties to maintain certain Minimum Hedging Obligations, and (x) Section 10.10 of the Credit Agreement prohibiting the Loan Parties and any Subsidiary from making certain Restricted Payments.

        D.         The Credit Agreement (as modified by the Amendments), all promissory notes executed by any Loan Party in favor of the Agent and/or the Banks, as from time to time amended, and any and all of the Collateral Documents (including without limitation all security agreements, mortgages, guaranties, pledges and other instruments, documents or agreements of any kind evidencing or securing the indebtedness of the Loan Parties in favor of the Banks), as each may from time to time have been amended, are sometimes referred to collectively herein as the “Loan Documents.”

        E.         On March 20, 2001, representatives of the Loan Parties, the Banks and the Agent met to, among other things, discuss the Company’s business plan and proposed financial strategy. Following such meeting the Company informed the Agent and the Banks that the Company anticipated it would require additional operating capital to meet certain operating expenses during the week of March 23, 2001. The Company subsequently advised the Agent and the Banks that Craig and Emilie Wierda had made an advance of funds to the Company in the approximate amount of $161,000 to permit the Loan Parties to pay their required operating expenses during the week of March 23, 2001. On or about April 2, 2001 the Loan Parties paid to the Banks the principal installment required to be paid as of March 31, 2001 under the Credit Agreement with respect to Term Loan A. On April 17, 2001, the Loan Parties, the Bank and the Agent entered into the Third Amendment, which provided, among other things, a Restructuring Period terminating April 30, 2002, and certain other economic accommodations.

        F.         On July 6, 2001, representatives of the Loan Parties, the Banks and the Agent met to, among other things, further discuss the Company’s business plan and proposed financial strategy. During such meeting the Company informed the Agent and the Banks that the Company anticipated it would require additional operating capital to meet certain operating expenses. Subsequent to July 6, 2001, the Loan Parties informed the Banks and the Agent that the Loan Parties desired to incur additional Subordinated Debt to Electrolux Home Products, Inc., (successor by merger to White Consolidated Industries, Inc., a Delaware corporation and its Home Products North America Division) (herein “Electrolux”) in an amount not to exceed $5,000,000 (the “Electrolux Subordinated Debt”) to meet such operating capital needs. During the period from July 6, 2001 through July 30, 2001, negotiations between the Loan Parties and Electrolux occurred with a view to establishing the terms and conditions under which Electrolux would make Subordinated Debt available to the Loan Parties. On July 24, 2001, Electrolux voluntarily advanced $2,200,000 of the Electrolux Subordinated Debt to the Company, and subsequently advanced the remaining portion of the Electrolux Subordinated Debt, pursuant to a Subordinated Secured Promissory Note of the Company dated as of August 2, 2001 (the “Electrolux Subordinated Note”) and that certain Guaranty Agreement dated as of August 2, 2001 (the “Electrolux Guaranty”). The Electrolux Subordinated Debt is secured by a junior and subordinated security interest in certain assets of the Loan Parties, pursuant to that certain Security Agreement (the “Electrolux Security Agreement”) and those certain Mortgage and Security Agreements (collectively the “Electrolux Mortgages”), each dated as of August 2, 2001. The Electrolux Subordinated Note, the Electrolux Guaranty, the Electrolux Security Agreement and the Electrolux Mortgages are referred to collectively herein as the “Electrolux Security Documents”. The rights of Electrolux under the Electrolux Security Documents are expressly subject to the terms and conditions of that certain Subordination and Intercreditor Agreement among Electrolux, the Loan Parties, the Agent, and the Banks dated as of August 2, 2001 (as amended from time to time, the “Intercreditor Agreement”). Pursuant to the terms of that certain First Amendment to Subordination and Intercreditor Agreement among Electrolux, the Loan Parties, the Agent, and the Banks dated as of December 4, 2001 (the “First Amendment to Intercreditor Agreement”), Electrolux and the Company entered into that certain Amended and Restated Subordinated Secured Promissory Note dated as of December 5, 2001 (the “Amended Electrolux Subordinated Note”), relating to the Electrolux Subordinated Debt, and in substitution for the Electrolux Subordinated Note.

        G.         On December 3, 2001, the Company advised the Agent and the Banks that it anticipated it would require additional funds to meet certain operating expenses, and requested that the Agent and the Banks consent to the Loan Parties’ (i) incurring new Subordinated Debt in the amount of $3,400,000 (inclusive of certain Subordinated Debt in the amount of $1,300,000 previously incurred to the Emilie Wierda Grantor Retained Annuity Trust, Dated January 31, 1994 and collectively herein the “Additional Blair Subordinated Debt”), and (ii) granting certain security interests in favor of William Blair as agent for the “Subordinated Lenders” (as defined in the Blair Subordination Agreement) to secure such Additional Blair Subordinated Debt and other previously incurred Subordinated Debt in favor of William Blair (herein the “Blair Junior Security Interests”). The Agent and the Banks consented to the Company’s request on the terms and conditions set forth in the Fourth Amendment.

        H.         Prior to the scheduled termination of the Restructuring Period described in the Third Amendment the Loan Parties advised the Agent and the Banks that the Loan Parties had entered into certain negotiations with Electrolux which were intended to formalize certain additional purchase and supply arrangements between the Loan Parties and Electrolux, and that the Loan Parties intended to conclude a proposed sale transaction for certain assets located in Montpelier, Ohio. The Loan Parties accordingly requested that the Agent and the Banks temporarily extend the Restructuring Period through June 28, 2002 in order to permit the Loan Parties with sufficient time to complete such actions. The Agent and the Banks agreed to extend the Restructuring Period as requested by the Company in accordance with the terms set forth in the Fifth Amendment. Subsequent to the execution of the Fifth Amendment, the Loan Parties completed the sale of the Montpelier, Ohio assets in accordance with the terms of the Fifth Amendment, and advised the Agent and the Banks that the Loan Parties had reached certain agreements with Electrolux as set forth herein.

        I.         Under the terms of the Third Amendment the Banks provided the Loan Parties with certain waivers as specifically set forth in Section 1.12 thereof, and under the terms of the Fourth Amendment, the Banks provided the Loan Parties with certain waivers as specifically set forth in Section 1.7 thereof. Notwithstanding such waivers, as of the effective date of the Fifth Amendment, the Loan Parties were in default under the Credit Agreement as a result of the failure of the Loan Parties to comply with (a) the Tangible Net Worth covenant contained in Section 10.6.3 of the Credit Agreement, (b) the reporting covenants contained in Sections 10.1.1-10.1.9 of the Credit Agreement, in each case on account of matters arising subsequent to the Fourth Amendment Effective Date, and (c) the limitations on the incurrence of Debt contained in Section 10.7 of the Credit Agreement as they relate to a capital lease obligation to Corporate Funding in the amount of approximately $300,000. All of the foregoing matters are referred to herein as the “Existing Defaults”. None of the Existing Defaults were waived by the Agent and the Banks under the terms of the Fifth Amendment, and such Existing Defaults are ongoing and continuing as of the date hereof.

        J.         As a consequence of the Existing Defaults, among other things, (i) the Required Banks have the right at any time to declare all indebtedness owed to the Banks by the Loan Parties and all other obligations owed to the Banks or the Agent under the Loan Documents to be immediately due and payable, pursuant to Section 12.2 of the Credit Agreement and (ii) the Banks have no obligation to advance further loans or credit to the Loan Parties, pursuant to Section 2.5 and Section 11.2.1 of the Credit Agreement. As of June 5, 2002, the principal amount of the Loan Parties’ indebtedness to the Banks under the Loan Documents was approximately $22,601,709.00 The principal amount of all such indebtedness is subject to ongoing daily adjustment to take into account the Banks’ receipt of payments in accordance with the terms of the Loan Documents and is exclusive of interest accrued but unpaid prior to or subsequent to the date hereof, all costs of any nature (including professional fees and disbursements) previously or hereafter incurred by the Agent, the Co-Agent, and the Banks in connection with the administration of the Loan Documents and not previously paid by the Loan Parties, and any costs and professional fees which the Agent, the Co-Agent, or the Banks have to date or may hereafter incur in connection with the collection of the Loan Parties’ indebtedness to the Banks and enforcement of their remedies against the Loan Parties under the Loan Documents, and not previously paid by the Loan Parties, and any additional fees, expenses, late charges, and amounts otherwise payable to the Agent, the Co-Agent and Banks under the terms of the Loan Documents.

        K.         The Company and its advisors have requested that the Agent and the Banks, in lieu of the exercise of remedies available under the Loan Documents or at law or in equity, (i) extend to the Loan Parties an additional period of time in which the Loan Parties can attempt to restructure their financial affairs and negotiate and implement a long term restructuring plan acceptable to the Agent and the Banks, (ii) consent to certain additional amendments to the terms of the Amended Electrolux Subordinated Note, (iii) permit the Loan Parties to continue to borrow under the revolving credit facility established under the terms of the Credit Agreement, as modified herein, and (iv) provide for a new schedule of installment payments of principal on Term Loan A.

        L.         Based upon the foregoing recitals, and without (except as otherwise expressly set forth in this Amendment) waiving any existing or future rights or remedies which the Agent and/or the Banks may have against any of the Loan Parties, the Agent and the Banks are willing to amend the terms of the Credit Agreement under the terms and conditions expressly set forth herein.

TERMS

        In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.
DEFAULT AND RESTRUCTURING PROVISIONS

        1.1         Affirmation of Recitals. The Loan Parties each hereby acknowledge and affirm the accuracy of the foregoing recitals.

        1.2         Existing Defaults. The Loan Parties acknowledge the occurrence of the Existing Defaults and the continuation of such Existing Defaults through the date of this Amendment. As a result of the Existing Defaults, the Loan Parties acknowledge that as of June 28, 2002 or such earlier date as may be provided under the terms of the Fifth Amendment, the Required Banks have the right to terminate the Commitments and to declare all indebtedness owed by the Loan Parties to the Banks to be immediately due and payable. Also as a result of the Existing Defaults, the Loan Parties acknowledge and confirm that (i) the Loan Parties have agreed not to make, and will not at any time make, any payment whatsoever on account of any Subordinated Debt (including, without limitation the Blair Subordinated Debt) other than payments on account of and strictly in accordance with the terms of the Amended Electrolux Subordinated Note, as such Note may be amended pursuant to the terms and conditions of this Amendment, prior to the Earlier Date as defined in the Fourth Amendment to the Blair Subordination Agreement of even date herewith, (ii) the Loan Parties have agreed not to make, and will not any time make, any payment whatsoever on account of the matters described in Section 1.12(c) of the Third Amendment and Schedule 1.12 thereof, in each case, absent the prior written consent of the Required Banks (or the Agent acting with the consent of the Required Banks), which consent may be exercised in the sole and absolute discretion of the Required Banks, and (iii) William Blair and its designees have agreed, as the holder of the Blair Subordinated Debt (and notwithstanding the lack of issuance of any Senior Default Notice under the terms of the Subordination Agreement) not to receive any payment related to any Subordinated Debt prior to the Earlier Date as defined in the Fourth Amendment to the Blair Subordination Agreement of even date herewith.

        1.3         Restructuring Conditions. From and after the Sixth Amendment Effective Date, and subject to strict compliance with the terms and conditions set forth herein (but without waiving the Existing Defaults), the Banks agree to refrain from enforcing their rights and remedies based on the Existing Defaults (including, without limitation, the termination of the Commitments) while the Loan Parties and their consultants attempt to formulate and implement their plan for improvement of the Loan Parties’ financial condition, provided that the agreement contained herein shall not create a waiver of the right of the Agent or the Banks, upon the occurrence of a Restructuring Event of Default (as defined in Section 1.6 hereof), to enforce available rights and remedies at any time (including, without limitation, the termination of the Commitments), in their sole discretion, in accordance with the Credit Agreement (as modified herein) and the other Loan Documents. Absent an earlier Restructuring Event of Default, the Loan Parties shall be permitted to implement their restructuring efforts during the period from the Sixth Amendment Effective Date through April 30, 2003 (the “Restructuring Period”). The Loan Parties’ restructuring opportunity shall be governed by and subject to the following terms and conditions:

a. The Company shall keep the representatives of the Agent and the Banks apprised of the Loan Parties’ business and financial operations and of any material discussions and negotiations pertaining to lessors, vendors, suppliers, customers, creditors, joint venture partners, acquisition targets or potential purchasers of any business segments or significant assets of any Loan Party.

b. Notwithstanding any prior practice, the Loan Parties shall strictly comply with the financial reporting requirements under the Loan Documents, as modified herein. As a supplement to the reporting requirements set forth in Section 10.1 of the Credit Agreement, not later than Thursday of each week during the Restructuring Period, the Company and its financial and operational advisors will deliver to the Agent and the Banks, in form and detail satisfactory to the Agent, weekly updates related to the detailed 13-week rolling cash flow forecast as required under Section 4.2 of this Amendment; and not later than the tenth (10th) Business Day of each month during the Restructuring Period, the Company and its consultants will deliver to the Agent and the Banks, in form and detail satisfactory to the Agent, summary agings of accounts payable and accounts receivable for each Loan Party as of the end of the prior month. The Company shall further deliver to the Agent, promptly upon receipt thereof, copies of any correspondence, letters of intent, agreements or similar documents pertaining in any manner to any proposed sale or other disposition of any assets of any of the Loan Parties other than in the ordinary course of business and aggregating in excess of $500,000, including, without limitation, sales described in Section 1.3(c)(iii) hereof.

c. (i) The Loan Parties shall pay when due all amounts owed to the Agent and the Banks under the Loan Documents, as amended by this Amendment.

(ii) The Banks agree to permit payments of principal on Term Loan A in accordance with the terms and conditions of Substitute Term Note A attached hereto as Exhibit C. At the end of the Restructuring Period (on April 30, 2003), or upon the occurrence of an earlier Restructuring Event of Default, the entire principal amount of Term Loan A and any accrued but unpaid interest thereon shall immediately be due and payable without further action on behalf of the Agent or the Banks, and the Banks shall have the remedies as described in this Amendment.

(iii) Pursuant to Section 10.11 of the Credit Agreement, during the Restructuring Period the Loan Parties may continue to sell certain obsolete or excess machinery and equipment (herein the "Excess Equipment") from time to time hereafter identified for sale by the Loan Parties, pursuant to such marketing and sale program acceptable to the Required Banks as the Company may hereafter establish, having a value not to exceed in the aggregate $1,000,000.00. Pursuant to such marketing and sale program as approved by the Required Banks, the Company shall (a) from time to time designate the Excess Equipment for sale, in writing to the Agent, (b) advise the Agent in writing of proposed sales of such Excess Equipment, and (c) effectuate such sales upon the consent of the Required Banks. Unless a Restructuring Event of Default shall have occurred, (i) 80% of the proceeds of each sale of Excess Equipment shall be immediately delivered by the Loan Parties to the Agent, and, notwithstanding the principal payment schedule provided by Section 1.3(c)(ii) hereof, shall be applied by the Banks as a prepayment of the principal payable under each Substitute Term Note A dated the date hereof delivered to the Banks pursuant to this Amendment, and (ii) the remaining proceeds of each sale of Excess Equipment may be retained by the Loan Parties for general corporate purposes. The Agent agrees to promptly furnish appropriate lien releases and terminations with respect to any sale or sales completed in conformance with the terms of this Section 1.3(c)(iii).

d. The aggregate outstanding amount of the Revolving Loans shall not exceed the Revolving Credit Commitment.

e. All representations and warranties made by the Loan Parties under this Amendment shall be true and correct.

f. (i) No event shall occur which would have a Material Adverse Effect with respect to any Loan Party.

(ii) The Consolidated EBITDA of the Loan Parties during the Restructuring Period shall be not less than the following amounts as of the following dates:

May 25, 2002 June 29, 2002 July 27, 2002 August 24, 2002 September 28, 2002 October 26, 2002 November 23, 2002 December 28 2002 January 25, 2003 February 22, 2003 March 29, 2003 April 26, 2003	$482,000 $1,126,000 $1,348,000 $1,922,000 $2,644,000 $3,176,000 $3,619,000 $3,538,000 $4,185,000 $4,919,000 $5,592,000 $6,274,000

For purposes of this subsection (f)(ii), the following definitions (in each case calculated for the Loan Parties on a consolidated basis for the period beginning on April 27, 2002 and ending on the date of such calculation in accordance with GAAP) shall apply: (a) “Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business; (b) “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Loan Parties calculated on a consolidated basis for such period; and (c) “Consolidated Interest Expense” means, with reference to any period, the interest expense of the Loan Parties calculated on a consolidated basis for such period.

(iii) The Loan Parties shall not, absent the prior written consent of the Required Lenders, disburse any funds in an amount or in a manner inconsistent with any restrictions set forth in this Amendment or the Loan Documents.

g. No judgment, order, decree, injunction or finding by any court, arbitrator or similar tribunal shall be entered against any Loan Party in any such action or proceeding or any other action or proceeding that would prevent, impair or delay the completion of the Loan Parties’ business improvement plan. No action or proceeding shall be commenced or continued against any Loan Party that would, if adversely determined, either singly or in combination with other pending or new actions or proceedings, cause a Material Adverse Effect or prevent, impair or delay the completion of the Loan Parties’ business improvement plan.

h. No Loan Party shall (i) file with any bankruptcy court or be the subject of any petition under title 11 of the United States Code (the “Bankruptcy Code”), (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition seeking any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, (iv) have sought or consented to or acquiesced in the appointment of any receiver, trustee, conservator, liquidator, custodian or other similar official, or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors.

i. The Agent on behalf of the Banks, or its representatives or consultants, shall be permitted, at reasonable times, to conduct audits and appraisals of any collateral securing the obligations of the Loan Parties to the Banks. The Loan Parties shall compensate the Agent for such audits in accordance with the Agent’s schedule of fees, as applicable, and as such schedule may be amended from time to time, and all such appraisals shall be at the sole cost and expense of the Loan Parties. The foregoing permission to conduct audits and appraisals shall not restrict or impair the right of the Agent or the Banks to inspect the collateral and any records pertaining thereto at such times and at such intervals as the Agent or the Required Banks may reasonably require.

j. By not later than October 1, 2002 the Loan Parties shall have completed one or more transactions whereby not less than $33,000,000 of Subordinated Debt shall be converted to one or more new class(es) of preferred stock in the Company. The agreements and documents related to the foregoing transaction shall include, without limitation, appropriate provisions prohibiting the payment (but not the accumulation) of dividends with respect to all such preferred stock prior to the Earlier Date as defined in the Fourth Amendment to the Blair Subordination Agreement of even date herewith. Each aspect of such transaction, and the documents related thereto, shall further be in all respects reasonably acceptable to the Agent in form and substance, and subject to the Agent’s further consent.

k. Notwithstanding anything in the Credit Agreement to the contrary, during the Restructuring Period, absent the prior written consent of the Required Banks, the Loan Parties shall not create, incur, assume or suffer to exist any Debt other than (i) Debt in favor of the Banks or Debt otherwise permitted under the Loan Documents as of the date hereof, (ii) the Blair Subordinated Debt, and (iii) the Electrolux Subordinated Debt.

l. Except as specifically permitted pursuant to Section 10.7(c) of the Credit Agreement, during the Restructuring Period, none of the Loan Parties shall advance any loans or credit to any officer, director, stockholder or other Affiliate of the Loan Parties, or otherwise enter into any similar transaction, nor shall any of the Loan Parties forgive or defer any payment of principal or interest with respect to any existing loan or advance to any such officer, director, stockholder or other Affiliate.

m During the Restructuring Period, none of the Loan Parties shall pay any discretionary bonus or similar compensation award to any of their respective officers or employees except pursuant to a comprehensive plan approved by the Required Banks. The preceding sentence shall not limit the right of the Loan Parties to pay any bonus required under any existing written employment agreement, incentive plan or similar “guaranteed” bonus plan. Upon request, the Loan Parties shall deliver to the Banks and the Agent copies of any applicable employment agreements, incentive plans or similar “guaranteed” bonus plans.

n. The Loan Parties shall pay to Agent, for the benefit of the Banks, an amendment fee of $60,000.00, all of which shall be fully earned and payable upon execution of this Amendment (the “Amendment Fee”). On the Sixth Amendment Effective Date, the Loan Parties shall further pay to the Agent, for the benefit of the Banks, any fees payable under the Loan Documents (including the Amendments) which are unpaid as of the Sixth Amendment Effective Date.

o. There shall be no other Event of Default under the Credit Agreement (as modified herein) or the other Loan Documents, other than the Existing Defaults.

p. Each of the following shall have occurred:

(i) This Amendment shall have been executed by the Loan Parties.

(ii) The Loan Parties shall have executed and delivered a Substitute Revolving Note in the form of Exhibit B hereto, Substitute Term Note A in the form of Exhibit C hereto, and a Substitute Term Note B in the form of Exhibit D hereto, in favor of each Bank.

(iii) The Loan Parties shall have executed and delivered any Amendment to each Security Agreement required by the Agent.

(iv) William Blair, any designees of William Blair, and the Loan Parties shall have entered into any necessary amendment to the Senior Subordinated Loan Agreement dated July 21, 2000 among William Blair, such designees, and the Loan Parties, and to the Blair Subordination Agreement, in each case in form and substance acceptable to the Agent and the Banks which shall, without limitation, (a) waive any and all defaults thereunder in existence as of the Sixth Amendment Effective Date and (b) waive the right of William Blair and such designees to receive any payments on account of the Blair Subordinated Debt until not earlier than the Earlier Date as defined in the Fourth Amendment to the Blair Subordination Agreement of even date herewith.

(v) The Company shall, by not later than June 28, 2002, have caused the expiry of the Wierda Letter of Credit (as defined in the Third Amendment), to be extended until a date not earlier than May 31, 2003, on the same terms and conditions as the Wierda Letter of Credit, or alternatively, the Company shall, by June 28, 2002 have caused a letter of credit in replacement for the Wierda Letter of Credit to be issued in favor of the Agent and the Banks, on such terms and conditions as the Agent may require, and having an expiry of not earlier than May 31, 2003.

(vi) The Loan Parties shall (a) execute such other financing statements, security agreements and other documents, if any, necessary to (i) perfect Agent's security interest in the Collateral, (ii) perfect any other security interest of Agent or the Banks relating to the obligations of the Loan Parties, or (iii) effectuate any other financing, leasing or other similar transactions between any of the Loan Parties and any of the Banks, or any affiliates of the Banks previously agreed to between any such parties; and (b) pay to the Banks and any affiliate of any of the Banks (including, without limitation, Banc One Leasing Corporation), on or before the Sixth Amendment Effective Date, all unpaid amounts presently due and owing with respect to any financing, leasing or other similar transaction between any of the Loan Parties and any of the Banks, or any affiliates of the Banks (other than payments under the Loan Documents expressly deferred under the terms of the Amendments).

(vii) Agent shall have received an opinion of the Loan Parties' counsel in form and substance acceptable to the Agent.

(viii) Agent shall have received copies of resolutions or written consents of the board of directors of each Loan Party authorizing the execution and delivery and the consummation of the transactions contemplated by this Amendment and all other documents or instruments to be executed and delivered in conjunction herewith certified by the Secretary of each Loan Party as of the date hereof, including without limitation, an incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each Loan Party authorized to sign this Amendment and all documents and agreements to be executed in connection herewith to which the Loan Parties are a party, upon which certificate the Agent and the Banks shall be entitled to rely until informed of any change in writing by such Loan Party.

(ix) Agent shall have received such other documents, certificates and opinions as Agent may request, including, by not later than June 28, 2002, all completed schedules required pursuant to Section 2.10 hereof and not delivered as of the Sixth Amendment Effective Date, all of which Schedules shall in any event be in form and substance acceptable to the Agent.

(x) Electrolux and the Company shall have entered into (i) an Amendment to the Amended Electrolux Subordinated Note, in the form attached hereto as Exhibit "A", and (ii) the Supply Agreement in the form attached hereto as Exhibit "E".

Notwithstanding the provisions of this Section 1.3, all indebtedness of the Loan Parties to the Banks shall be due and payable on demand in the discretion of the Required Banks upon expiration or termination of the Restructuring Period or upon the occurrence of any Restructuring Event of Default hereunder, without the necessity of any notice.

        1.4         No Course of Dealing; Review of the Loan Parties’ Business Plan. The Loan Parties acknowledge and agree that notwithstanding any course of dealing between the Loan Parties and the Banks prior to the date hereof, the Banks shall have no obligation to make Loans to any Loan Party outside of the strict conditions and requirements of the Credit Agreement (as modified herein) nor to refrain from exercising available remedies except as expressly set forth herein. The Loan Parties agree that (i) the Agent and the Banks shall not be obligated or expected to honor any “overdrafts” or items for which funds of the applicable Loan Party are not immediately available, and (ii) the Agent and the Banks shall not be obligated or expected to provide any credit references on behalf of any Loan Party, and any inquiries in this regard may be referred back to the Company or the applicable Loan Party. The Agent and the Banks shall be under no obligation whatsoever to consent to the Loan Parties’ business plan as the same may be revised from time to time, and instead the Agent’s and the Banks’ consideration of the Loan Parties’ business plan shall be undertaken by the Agent and the Banks in their sole, absolute and unreviewable discretion. The Agent’s and the Banks’ consideration of the Loan Parties’ business plan shall be without prejudice to (i) the possibility that the Agent or the Banks may conclude that such business plan, as revised from time to time, does not adequately address the Loan Parties’ defaults under the Loan Documents and/or the potential erosion of collateral supporting the Loan Parties’ indebtedness to the Banks, or (ii) the right of the Agent or the Banks, in accordance with the terms hereof, to exercise rights or remedies available due to defaults under the Loan Documents (as modified herein).

        1.5         Cooperation With the Agent, the Banks and their Financial Consultants. Each Loan Party agrees that it will make all of its records available to the Agent and the Banks and any financial consultants retained by any of them and will make all of its personnel available to the Agent and the Banks and such consultants for inquiry as to its business, financial condition and prospects upon reasonable notice from the Agent or the Banks as the case may be, and that they will otherwise fully cooperate with the Agent, the Banks and their financial consultants in assisting the Banks to conduct such analyses as they may wish to make of the Loan Parties and their financial condition.

        1.6         Defaults. The following shall constitute a Restructuring Event of Default under this Amendment and an Event of Default under the Loan Documents:

                      a.         Any Loan Party shall fail to comply with, perform or observe any term, condition, covenant or agreement set forth in this Amendment, and such failure shall continue for two days with respect to the payment when due of any amount of money hereunder, and five days with respect to any other matter, provided, however, that (i) any payment by the Loan Parties on account of any Subordinated Debt not made in strict compliance with the provisions of the agreements evidencing and relating to such Subordinated Debt shall constitute an immediate Restructuring Event of Default hereunder without any grace period or opportunity to cure.

                      b.         Any representation or warranty of the Loan Parties contained in this Amendment shall be untrue when made or shall, during the term of this Amendment, become impaired, untrue or misleading.

                      c.         The occurrence of any Event of Default under the Credit Agreement other than the Existing Defaults.

                      d.         The entry of any judgment, order, decree, injunction or finding by any court, arbitrator or similar tribunal that materially threatens the ability of the Loan Parties to implement or continue the implementation of their business improvement plan during the Restructuring Period.

        1.7         Expiration; No Further Extension Implied. The Loan Parties acknowledge that the Agent and the Banks have no obligation to extend the term of the Restructuring Period or refrain from enforcing their rights and remedies before the end of the Restructuring Period in the event of any failure of any one or more of the terms and conditions expressed herein, that no course of dealing that would permit arguing for further extensions contrary to the Banks’ wishes exists or is capable of being inferred, and that nothing contained herein or otherwise is intended to be a promise or agreement to continue to extend the term of the Restructuring Period beyond April 30, 2003 or to extend any further credit to the Loan Parties beyond April 30, 2003. Furthermore, no future agreement by the Agent and the Banks to continue to extend the term of the Restructuring Period beyond April 30, 2003 or any other agreement shall be valid or enforceable unless it is contained in a final written agreement signed by authorized representatives of the Agent and the Banks. Preliminary understandings or agreements on one or more issues during the course of any negotiations and prior to the finalization thereof shall not be binding unless and until such a final written agreement is executed on behalf of the applicable parties.

        1.8         Company’s Financial Consultant. The Company agrees to promptly provide to the Agent and the Banks all financial reports, projections and other information as may be provided to it by any financial consultants from time to time retained by the Company or as may be provided to any financial consultants by the Company.

        1.9         Remedies Upon Default or Termination. Immediately upon the occurrence of a Restructuring Event of Default, and without further notice or any further opportunity to cure such Restructuring Event of Default, or on April 30, 2003 in the absence of (i) a further written agreement among the Loan Parties, the Agent and the Banks pertaining to the repayment of the Loan Parties’ obligations, (ii) earlier demand for repayment following a Restructuring Event of Default or (iii) the Loan Parties then being in full compliance with all provisions of the Loan Documents (as amended by this Amendment but without the benefit of any waiver of defaults), the Restructuring Period shall automatically expire and, upon the election of the Required Banks but without further notice, all of the Loan Parties’ obligations to the Banks shall be immediately due and payable (to the extent not already due and payable), all undertakings of the Agent and the Banks hereunder, including without limitation the Agent’s and the Banks’ agreement not to exercise available remedies, shall terminate without notice to the Loan Parties and without the requirement of any further action by or on behalf of the Agent or the Banks, and the Agent or the Banks shall have the right to exercise any remedies provided in this Amendment or any of the Loan Documents, or under applicable law or in equity. All rights and remedies of the Agent and the Banks shall be cumulative and not exclusive, and the Agent or the Banks shall be entitled to pursue one or more rights and/or remedies simultaneously or sequentially without the necessity of an election of remedies.

        1.10         Reservation of Rights; No Waiver by Conduct. This Amendment grants a restructuring opportunity until April 30, 2003 only, or until the earlier occurrence of a Restructuring Event of Default, upon the terms and conditions set forth in this Amendment. Except as otherwise expressly provided herein, nothing herein shall be deemed to constitute a waiver of (i) any Existing Defaults, (ii) any Restructuring Event of Default, or (iii) any Event of Default under the Loan Documents, and nothing herein shall in any way prejudice the rights and remedies of the Agent and/or the Banks under any of the documents referred to herein or applicable law. Further, the Agent and the Banks shall have the right to waive any conditions set forth in this Amendment and/or such documents, in their sole discretion, and any such waiver shall not prejudice, waive or reduce any other right or remedy which the Agent or the Banks may have against the Loan Parties. No waiver of the rights or any condition of this Amendment and/or any other document by the Agent or the Banks shall be effective unless the same shall be contained in a writing signed by authorized representatives of the Agent or the Banks, as the case may be, in the manner required by the Credit Agreement. No course of dealing on the part of the Agent or the Banks, nor any delay or failure on the part of the Agent or the Banks in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege.

        1.11         Interest Rates. Notwithstanding any other provision of the Loan Documents relating to LIBOR based loans, all Loans described in the Loan Documents shall be Base Rate Loans and bear interest at such rate which shall be payable as set forth in Section 4 of the Credit Agreement, and the Banks shall not be obligated to at any time maintain any Loan as a LIBOR Rate Loan. The Agent and the Banks hereby acknowledge and agree that the Default Rate will not be charged until such time as a new Event of Default or a Restructuring Event of Default not waived hereunder shall have occurred and be continuing after the date hereof.

        1.12         Survival. All representations, warranties, covenants, agreements, releases and waivers made by or on behalf of the Loan Parties under this Amendment shall survive and continue after the expiration or termination of the Restructuring Period.

ARTICLE 2.
AMENDMENTS

        Effective as of the Sixth Amendment Effective Date, the Credit Agreement shall be amended as follows:

        2.1         The definition of the term “Termination Date” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated to read as follows:

Termination Date means the earlier to occur of (a) April 30, 2003 or (b) such other date on which the Commitments terminate pursuant to Section 6.1.

        2.2         Effective as of the Sixth Amendment Effective Date, the definition of the term “Revolving Commitment Amount” appearing in Section 1.1 of the Credit Agreement shall be amended and restated to read as follows:

Revolving Commitment Amount means $9,500,000.00, as reduced from time to time pursuant to Section 6.1.

        2.3         Effective as of January 1, 2003 (but provided that no Restructuring Event of Default under this Amendment or Event of Default under the Loan Documents shall have occurred as of such date), the definition of the term “Revolving Commitment Amount” appearing in Section 1.1 of the Credit Agreement shall be amended and restated to read as follows:

Revolving Commitment Amount means $10,000,000.00, as reduced from time to time pursuant to Section 6.1.

        2.4         The definition of the term "Subordinated Debt" in Section 1.1 of the Credit Agreement is restated as follows:

Subordinated Debt means(i) each of the Seller Notes, and (ii) any other Debt of the Loan Parties which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Banks.

        2.5         The definition of the term "Wierda Letter of Credit" in Section 1.1 of the Credit Agreement is restated as follows:

Wierda Letter of Credit means that certain Irrevocable Letter of Credit dated not later than April 27, 2001 issued by a bank acceptable to the Agent in favor of Agent in support of Term Note B, in form and substance acceptable to the Banks, and having an expiration date of not earlier than May 31, 2003, or such letter of credit as may be from time to time issued in replacement thereof, on such terms and conditions as the Agent may require, and having an expiry of not earlier than May 31, 2003.

        2.6         Section 10.6.5 of the Credit Agreement is hereby amended and restated to read as follows:

Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Loan Parties in any Fiscal Year to exceed the following amounts as of the following dates:

Calendar Year 2002 March 31, 2002 June 30, 2002 September 30, 2002 December 31, 2002 Calendar Year 2003 March 31, 2003 April 30, 2003	$300,000.00 $600,000.00 $900,000.00 $1,200.000.00 $450,000.00 $600,000.00

        2.7         Exhibit B is hereby amended and restated with the Substitute Revolving Note attached hereto as Exhibit B.

        2.8         Exhibit C is hereby is hereby amended and restated with the Substitute Term Note A attached hereto as Exhibit C.

        2.9         Exhibit D is hereby is hereby amended and restated with the Substitute Term Note B attached hereto as Exhibit D.

        2.10       Schedules 9.6, 9.8, 9.17, 9.18, 10.8, and 12.1.12 to the Credit Agreement are amended and restated with the revised such Schedules attached hereto, as such Schedules may be finally approved by the Agent.

ARTICLE 3.
REPRESENTATIONS

        3.1         Each Loan Party expressly acknowledges and agrees that the Credit Agreement and the other Loan Documents constitute legal, valid and binding obligations enforceable in accordance with their terms by Agent and the Banks against such Loan Party, and expressly reaffirm each of their obligations under the Credit Agreement (as amended by this Amendment) and each of the Loan Documents, including, without limitation, the obligations of each Loan Party to the Agent and the Banks or any affiliate of the Banks (the “Obligations”). Each Loan Party further expressly acknowledges and agrees that Agent, on behalf of the Banks, has a valid, duly perfected, first priority and fully enforceable security interest in and lien against each item of Collateral, except as otherwise set forth in the Credit Agreement. Each Loan Party agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its respective obligations thereunder, or the validity, priority, enforceability or extent of Agent’s security interest in or lien against any item of Collateral, in any judicial, administrative or other proceeding, either during or following the termination or expiration of the Credit Agreement. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including, without limitation, any of its creditors or stockholders, is required on its part in connection with the execution, delivery and performance of this Amendment or as a condition to the legality, validity or enforceability of this Amendment. After giving effect to the amendments herein contained, the representations and warranties contained in Section 9 of the Credit Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, except to the extent specifically set forth on Schedule 3.1 hereto.

ARTICLE 4.
ADDITIONAL COVENANTS OF THE LOAN PARTIES

        4.1         The Loan Parties shall promptly perform and observe their respective obligations set forth in this Amendment.

        4.2         The Loan Parties have delivered to the Banks a business plan and detailed budget forecast dated as of May 13, 2002, for the remainder of the year 2002 and through the remainder of the Restructuring Period, including financial and cash flow projections, and such business plan, budget forecast and projections which have been approved by the Required Banks (herein the “Approved Budget”). Upon the request of the Agent, the Loan Parties shall hereafter prepare and deliver to the Agent and the Banks a revised interim business plan and detailed budget forecast for the remainder of the year 2002, and through the remainder of the Restructuring Period including financial and cash flow projections, and such business plan, budget forecast and projections as shall be acceptable to the Required Banks. Once approved by the Required Banks, such budget forecast and projections shall be referred to as the “Updated Approved Budget” hereunder, and such Updated Approved Budget shall replace and supersede the Approved Budget for the remainder of 2002 and the remainder of the Restructuring Period. Not later than fifteen (15) days after the end of each month (commencing on May 31, 2002) the Loan Parties shall update all applicable line items of the Approved Budget or the Updated Approved Budget (as applicable hereunder) and domestic cash flow projections to reflect actual results from the prior month and on a cumulative basis, and shall prepare and deliver to the Agent and the Banks such update and a report of any variances between actual results and the Approved Budget or the Updated Approved Budget (as applicable hereunder) originally approved with respect to the then current month by the Required Banks.

        4.3         The Loan Parties shall promptly deliver to the Banks such information as may be from time to time requested by the Banks, the Agent, the Co-Agent or the Agent’s or the Co-Agent’s financial consultant.

        4.4         Except as expressly permitted under the terms of this Amendment, the Loan Parties shall not permit any amendment pertaining to the Blair Subordinated Debt or the Electrolux Subordinated Debt unless the form and substance of such amendment is acceptable to the Banks and the Agent as evidenced by the written consent of the Agent, which may be withheld in the sole discretion of the Agent and the Banks.

        4.5         The Loan Parties shall promptly execute and deliver such other documents as the Agent or the Banks may reasonably request, including, without limitation, any amendments, modifications or other agreements (including subordination agreements containing such terms and conditions as may be required by the Agent) as may be requested by the Agent or the Banks pertaining to the subordination or continued subordination of the Blair Subordinated Debt and the Electrolux Subordinated Debt.

ARTICLE 5.
MISCELLANEOUS.

        5.1         Cross References. References in the Credit Agreement or in any note, certificate, instrument or other document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

        5.2         Expenses and Costs. Each Loan Party agrees, jointly and severally, to pay and to save the Agent, the Co-Agent and the Banks harmless for the payment of all fees, out-of-pocket disbursements, and other costs and expenses incurred by or on behalf of the Agent, the Co-Agent or any Bank arising in any way in connection with this Amendment, or any other document relating to indebtedness described in the recitals to this Amendment, including the fees and expenses of Vedder Price Kaufman & Kammholz, counsel to the Agent, Dickinson Wright PLLC, counsel to the Co-Agent, and Jay Alix & Associates, Inc., consultant to the Co-Agent, and specifically including, without limitation, (a) the cost of any financial audit or inquiry conducted by the Agent, the Co-Agent, any Bank or their consultants, (b) the fees and expenses of counsel for the Agent, the Co-Agent or any Bank for the work performed as a result of the Loan Parties’ defaults or financial problems, and for the preparation, examination and approval of this Amendment or any documents in connection with this Amendment, (c) for the payment of all fees and out-of-pocket disbursements incurred by the Agent, the Co-Agent or any Bank, including attorneys’ fees, in any way arising from or in connection with any action taken by the Agent, the Co-Agent or any Bank to monitor, advise, enforce or collect the obligations described in the recitals hereto or to enforce any obligations of any Loan Party under this Amendment or the other documents referred to herein, including any actions to lift the automatic stay or to otherwise in any way participate in any bankruptcy, reorganization or insolvency proceeding of any Loan Party or in any trial or appellate proceedings, and (d) any expenses or fees (including attorneys’ fees) incurred in relation to or in defense of any litigation instituted by any Loan Party or any third party against the Agent, the Co-Agent, or any Bank arising from or relating to the obligations described in the recitals hereto or this Amendment, including any so-called “lender liability” action. All of these expenses and fees (including attorneys’ fees) shall be part of the obligations and indebtedness owing under the Credit Agreement, and shall be secured by all of the collateral described in the Loan Documents. In the event the Loan Parties fail to pay any such fees, expenses and costs within five (5) days of being invoiced therefor, the Agent, the Co-Agent or the Banks, as the case may be, shall be permitted to charge the accounts of any Loan Party for such fees, expenses and costs, without prejudice to any other rights or remedies of the Agent, the Co-Agent or the Banks. The rights and remedies of the Agent, the Co-Agent and the Banks contained in this paragraph shall be in addition to, and not in lieu of, the rights and remedies contained in the Credit Agreement, the Loan Documents and as otherwise provided by law.

        5.3         Releases; Indemnities.

                      (i)         In further consideration of Agent's, Co-Agent's and the Banks' execution of this Amendment, each Loan Party, individually and on behalf of their successors (including, without limitation, any trustees acting on behalf of any Loan Party and any debtor-in-possession with respect to any Loan Party), assigns, subsidiaries and Affiliates, hereby forever release Agent, Co-Agent and the Banks and their respective successors, assigns, parents, subsidiaries, Affiliates, officers, employees directors, agents and attorneys (collectively, the "Releasees") from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, whether known or unknown, matured or unmatured, fixed or contingent (collectively, "Claims") that any Loan Party may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take prior to the date this Amendment was executed, including, without limitation, with respect to the Obligations, any Collateral, the Credit Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations. This provision shall survive and continue in full force and effect whether or not (i) the Loan Parties shall satisfy all other provisions of this Amendment, the Loan Documents and the Credit Agreement, including payment in full of all Obligations, or (ii) the Credit Agreement otherwise is terminated.

                      (ii)        Each Loan Party hereby agrees that its obligation to indemnify and hold the Releasees harmless as set forth in 5.3(i) shall include an obligation to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of any Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of each Loan Party, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Amendment or any other document executed in connection herewith, other than acts constituting gross negligence or willful misconduct on the part of the Releasees. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of the Credit Agreement and the Loan Documents.

        5.4         Performance by Banks and Agent; No Agency; Loan Parties Remain in Control. Each Loan Party acknowledges and agrees that the Agent, the Co-Agent, and the Banks have fully performed all of their obligations under the Credit Agreement and all documents executed in connection with the Credit Agreement, and that all actions taken by the Agent, the Co-Agent, and the Banks are reasonable and appropriate under the circumstances and within their rights under the Credit Agreement and all other documents executed in connection therewith and otherwise available. The actions of the Agent, the Co-Agent and the Banks taken pursuant to this Amendment and the documents referred to herein are in furtherance of the efforts of the Agent, the Co-Agent, and the Banks as secured lenders seeking to collect the obligations owed to the Banks. Nothing contained in this Amendment shall be deemed to create a partnership, joint venture or agency relationship of any nature between the Loan Parties and the Banks, the Co-Agent, or the Agent. The Loan Parties, the Agent, the Co-Agent and the Banks agree that notwithstanding the provisions of this Amendment, each Loan Party remains in control of its business operations and determines the business plans (including employment, management and operating directions) for its business.

        5.5         Entire Agreement; Severability. The Credit Agreement, as previously amended and as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof and may only be modified or amended by a writing signed by the party to be charged. If any provision of this Amendment is in conflict with any applicable statute or rule of law or otherwise unenforceable, such offending provision shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

        5.6         No Other Promises or Inducements. There are no promises or inducements which have been made to any signatory hereto to cause such signatory to enter into this Amendment other than those which are set forth in this Amendment. Each Loan Party acknowledges that its authorized officers have thoroughly read and reviewed the terms and provisions of this Amendment and are familiar with same, that the terms and provisions contained herein are clearly understood by such Loan Party and have been fully and unconditionally consented to by such Loan Party, and that such Loan Party has had full benefit and advice of counsel of its own selection, or the opportunity to obtain the benefit and advice of counsel of its own selection, in regard to understanding the terms, meaning and effect of this Amendment, and that this Amendment has been entered into by each Loan Party freely, voluntarily, with full knowledge, and without duress, and that in executing this Amendment, each Loan Party is relying on no other representations, either written or oral, express or implied, made by any other party hereto, and that the consideration hereunder received by the Loan Parties has been actual and adequate.

        5.7         Sufficiency of Restructuring Period. Each Loan Party represents that: (a) it has no intention to file or acquiesce in the filing of any bankruptcy or insolvency proceeding hereafter, absent approval on behalf of the Agent and the Banks of such proceeding; and (b) the Restructuring Period (as extended herein) is sufficient for such Loan Party to accomplish the commitments it has undertaken in this Amendment.

        5.8         Ratification. The Loan Parties agree that the Credit Agreement, the Collateral Documents and all other documents and agreements executed by the Loan Parties in connection with the Credit Agreement in favor of the Agent, the Co-Agent or any Bank are ratified and confirmed and shall remain in full force and effect as amended hereby, and that there is no set off, counterclaim or defense with respect to any of the foregoing. Nothing contained herein shall be deemed to modify or retract the terms and conditions that were applicable under the Amendments prior to the date of this Amendment. All actions performed by or on behalf of the Loan Parties during such period in furtherance of their obligations under the Amendments are hereby confirmed and ratified, and the Agent and the Banks shall be entitled to retain the full benefit of such performance. There shall be no disgorgement, refund or rescission with respect to any payment made by or on behalf of the Loan Parties and received by the Agent or the Banks pursuant to the terms of the Amendments. Except as otherwise expressly provided herein, terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

        5.9         Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signatures shall be treated as original signatures for all purposes under this Amendment.

        5.10      Other Documents. Each Loan Party agrees to execute and deliver any and all documents reasonably deemed necessary or appropriate by the Agent or the Banks to carry out the intent of and/or to implement this Amendment.

        5.11      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to choice of law principles of such State.

        5.12       Miscellaneous. This Amendment is made for the sole benefit and protection of the Loan Parties, the Agent, the Co-Agent, and the Banks and their respective successors and permitted assigns (provided that no Loan Party shall be permitted, absent the prior written consent of all of the Banks, to assign any of its rights or obligations under this Amendment). No other person or entity shall have any rights whatsoever under this Amendment. Time shall be of the strictest essence in the performance of each and every one of the Loan Parties’ obligations hereunder.

        5.13       Construction. This Amendment shall not be construed more strictly against the Banks or the Agent merely by virtue of the fact that the same has been prepared by the Banks and the Agent or their counsel, it being recognized that the Loan Parties, the Agent and the Banks have contributed substantially and materially to the preparation of this Amendment, and each of the parties hereto waives any claim contesting the existence and the adequacy of the consideration given by any of the other parties hereto in entering into this Amendment.

        5.14       Headings. The headings of the various paragraphs in this Amendment are for convenience of reference only and shall not be deemed to modify or restrict the terms or provisions hereof.

        5.15       Waiver of Jury Trial; Consent to Jurisdiction. (a) Each Loan Party, each Bank and the Agent hereby specifically ratifies and confirms the waiver of jury trial and the consent to jurisdiction set forth in Section 14.16 of the Credit Agreement.

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date and year first above written.

LASALLE BANK NATIONAL ASSOCIATION, for itself and as Agent

By:  /s/ John Schuessler
Its:     First Vice President

BANK ONE MICHIGAN, for itself and as Co-Agent

By:  /s/ Francelle E. Fulton
Its:     First Vice President

COMERICA BANK, a Michigan banking corporation, as a Bank

By:  /s/ Craig W. Selden
Its:     First Vice President

LOAN PARTIES:

CLARION TECHNOLOGIES, INC.

By:  /s/ William Beckman
Its:       President

CLARION REAL ESTATE, LLC

By:  /s/ William Beckman
Its:       President

MITO PLASTICS, INC.

By:  /s/ William Beckman
Its: President